Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-121241, 333-188683 and 333-256205) on Form S-8 of our reports dated February 28, 2025, with respect to the consolidated financial statements of Texas Roadhouse, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Louisville, Kentucky

February 28, 2025